Exhibit 99.1

ION Reports Strong First Quarter Results

First Quarter EPS of $0.05

HOUSTON – May 2, 2012 – ION Geophysical Corporation (NYSE: IO) today reported first quarter 2012 revenues of $111.7 million, a 23% increase from revenues of $90.6 million in first quarter 2011. First quarter 2012 net income was $8.2 million, or $0.05 per diluted share, compared to net income of $0.1 million, or $0.00 per share, in first quarter 2011. Adjusted EBITDA increased 20% to $36.7 million compared to $30.5 million in first quarter 2011 due to improved overall results of operations.

Brian Hanson, ION’s Chief Executive Officer, commented, “We are pleased with our quarterly results as this quarter was one of the strongest first quarters in ION’s history in terms of revenue, operating income, and net income. Our robust performance was led by a very solid start in our marine positioning equipment, data processing and multi-client businesses.

“We are benefiting from our focus on execution of our business strategy, as we continue to drive each of our businesses to deliver more even results throughout the year.

“Our data processing business has recovered nicely and delivered another sequential improvement as activity in the international market continues to improve, particularly in Europe, Africa, and the Middle East. We are also benefiting from increased activity in the Gulf of Mexico.

“In our multi-client business, our ResSCANTM offerings in North America and our PolandSPANTM program continue to position us for growth in the land-based shale plays around the world. Additionally, our marine multi-client business is uniquely positioned for opportunities in the Arctic and for future licensing rounds in Australia, Brazil, Greenland, and parts of Africa.

“Our marine and software divisions saw increased activities in the ocean-bottom cable market during the quarter. These divisions also continue to benefit from a healthy repair and replacement business.

“As we disclosed a few weeks ago, INOVA generated its first quarterly profit in their fourth quarter results. Their new product offerings have been well received, as they recently announced the first sale and delivery of G3iTM, their newly-released mega channel recording system, to BGP. In addition, we are seeing more market interest in the HawkTM product line.”

FIRST QUARTER 2012

Total revenues increased 23% to $111.7 million compared to $90.6 million in first quarter 2011, with increased activity in all business units.

Systems segment sales increased 53% to $36.7 million compared to $24.0 million in first quarter 2011, due to increased sales of ocean-bottom and other marine products and growth in the land sensor business.

Solutions segment revenues increased 14% to $66.1 million compared to $57.9 million in first quarter 2011, driven by growth in the data processing business, strong multi-client activity related to ION’s ResSCAN programs, and continued interest in ION’s marine multi-client programs in the Arctic, offshore Africa, and Brazil.

Software segment sales increased to $8.9 million compared to $8.7 million in first quarter 2011 due to demand for Orca® and Gator® software. Excluding foreign currency effects, Software segment revenues increased 4%.

Consolidated gross margins increased to 37% from 34% in first quarter 2011. The improvement is due to higher revenues in ION’s data processing business while leveraging a relatively consistent cost structure.

Consolidated operating margins increased to 10% compared to 7% in first quarter 2011. Solutions and Software operating margins improved five and six percentage points, respectively, due to the expansion in international data processing, along with strength in the Gulf of Mexico, and growth in the Orca and Gator software product lines. Systems segment operating margin remained relatively flat compared to first quarter 2011.

ION’s effective tax rate was 28.9% compared to 24.6% in first quarter 2011. The increase in the effective tax rate for first quarter 2012 was due to the establishment of a valuation allowance adjustment for certain foreign operating loss carry-forwards in first quarter 2012. Excluding the additional valuation allowance, the effective tax rate for first quarter 2012 was 25.2%.

For fourth quarter 2011, INOVA Geophysical reported revenues of $59.0 million, up 29% from $45.6 million in fourth quarter 2010. INOVA reported $5.7 million of net income for fourth quarter 2011, compared to a net loss of $2.3 million in fourth quarter 2010. ION accounts for its 49% interest in INOVA Geophysical as an equity method investment on a one fiscal quarter-lag basis.

As a result, ION’s share of INOVA Geophysical’s fourth quarter 2011 financial results is included in ION’s first quarter results. For the first quarter, ION recognized earnings on its equity investment of approximately $2.5 million compared to a loss of $0.9 million for the prior year period.

Total cash and cash equivalents were $87.1 million as of March 31, 2012. Additionally, ION has no outstanding balance associated with its $100 million revolving credit facility, bringing total available liquidity to greater than $187 million.

OUTLOOK

Greg Heinlein, ION’s Chief Financial Officer, added, “We enjoyed a strong start to 2012 with growth in all businesses. We continue to expect solid year-over-year growth for each of our segments, led by a recovery in our global data processing business, expanding land and marine offerings in GeoVentures, and clear improvements in the land equipment market supported by INOVA’s exciting new product offerings. We are seeing strong demand in the multi-client market this year. Our 2012 investment in multi-client data libraries will be in the upper end of the range of $130 million to $150 million, with acquisition activity spread more evenly throughout the year. The seabed and towed streamer markets are steadily improving, with a number of large projects awarded in the first quarter.

“INOVA’s preliminary unaudited results for first quarter 2012 reflect another quarter of significant net income. INOVA has now had two positive and improving quarters in a row and we are confident in their ability to at least break even in 2012.

“Based on our market outlook and robust pipeline of order activity, we are confidently investing in each of our businesses and remain positioned to achieve year-over-year quarterly improvement for the remainder of 2012.”

CONFERENCE CALL

The company has scheduled a conference call for Thursday, May 3, 2012, at 11:00 a.m. Eastern Time that will include a slide presentation. To participate in the conference call, dial 480-629-9772 at least 10 minutes before the call begins and ask for the ION conference call. Click here to access the earnings presentation slides.

A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 17, 2012. To access the replay, dial 303-590-3030 and use pass code 4533628#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. Also, an archive of the webcast will be available shortly after the call on the company’s website.

About ION

ION Geophysical Corporation is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings are designed to allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and to enable seismic contractors to acquire geophysical data safely and efficiently. Additional information about ION is available at www.iongeo.com.

Contacts

Greg Heinlein

Chief Financial Officer

+1.281.552.3011

Jack Lascar

DRG&L

+1.713.529.6600

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include future sales and market growth, timing of sales, future liquidity and cash levels, future estimated revenues and earnings, sales expected to result from backlog, benefits expected to result from the INOVA Geophysical joint venture and related transactions and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; risks associated with the operation of the INOVA Geophysical joint venture; risks associated with litigation; risks associated with the Company’s level and terms of indebtedness; risks associated with competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; risks that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product lines. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Reports on Form 10-Q filed during 2012.

Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Product revenues	$45,076	$32,387
Service revenues	66,634	58,165

Total net revenues	111,710	90,552

Cost of products	23,148	14,639
Cost of services	47,406	44,774

Gross profit	41,156	31,139

Operating expenses:
Research, development and engineering	7,726	5,839
Marketing and sales	7,417	7,042
General and administrative	14,370	12,187

Total operating expenses	29,513	25,068

Income from operations	11,643	6,071
Interest expense, net	(1,518)	(1,615)
Equity in earnings (losses) of INOVA Geophysical	2,468	(860)
Other income (expense)	(686)	(2,999)

Income before income taxes	11,907	597
Income tax expense	3,445	147

Net income	8,462	450
Net income attributable to noncontrolling interest	113	25

Net income attributable to ION	8,575	475
Preferred stock dividends	338	338

Net income applicable to common shares	$8,237	$137

Net income per share:
Basic	$0.05	$0.00

Diluted	$0.05	$0.00

Weighted average number of common shares outstanding:
Basic	155,543	153,666
Diluted	156,547	155,555

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$87,096	$42,402
Short-term investments	—	20,000
Accounts receivable, net	70,003	130,612
Unbilled receivables	48,644	25,628
Inventories	69,333	70,145
Prepaid expenses and other current assets	12,218	13,460

Total current assets	287,294	302,247
Deferred income tax asset	18,652	17,645
Property, plant and equipment, net	25,384	24,771
Multi-client data library, net	176,625	175,768
Investment in INOVA Geophysical	75,442	72,626
Goodwill	54,956	53,963
Intangible assets, net	17,790	17,716
Other assets	10,032	9,322

Total assets	$666,175	$674,058

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$6,216	$5,770
Accounts payable	21,787	22,296
Accrued expenses	48,816	61,384
Accrued multi-client data library royalties	12,205	15,318
Deferred revenue	29,105	33,802

Total current liabilities	118,129	138,570
Long-term debt, net of current maturities	98,614	99,342
Other long-term liabilities	7,659	7,719

Total liabilities	224,402	245,631

Redeemable noncontrolling interest	2,504	2,615

Equity:
Cumulative convertible preferred stock	27,000	27,000
Common stock	1,556	1,555
Additional paid-in capital	844,995	843,271
Accumulated deficit	(415,037)	(423,612)
Accumulated other comprehensive loss	(13,109)	(16,193)
Treasury stock	(6,565)	(6,565)

Total stockholders’ equity	438,840	425,456
Noncontrolling interests	429	356

Total equity	439,269	425,812

Total liabilities and equity	$666,175	$674,058

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net income	$8,462	$450
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization (other than multi-client library)	3,090	3,953
Amortization of multi-client library	22,620	23,443
Stock-based compensation expense	1,484	1,973
Equity in (earnings) losses of INOVA Geophysical	(2,468)	860
Deferred income taxes	(1,063)	(2,854)
Change in operating assets and liabilities:
Accounts receivable	61,018	14,508
Unbilled receivables	(23,016)	29,593
Inventories	965	(13,404)
Accounts payable, accrued expenses and accrued royalties	(13,025)	(21,862)
Deferred revenue	(4,736)	15,537
Other assets and liabilities	(1,491)	(371)

Net cash provided by operating activities	51,840	51,826

Cash flows from investing activities:
Investment in multi-client data library	(24,527)	(11,907)
Purchase of property, plant and equipment	(1,768)	(3,674)
Sales (purchases) of short-term investments	20,000	(80,000)

Net cash used in investing activities	(6,295)	(95,581)

Cash flows from financing activities:
Payments on long-term debt	(1,431)	(1,748)
Payment of preferred dividends	(338)	(338)
Contribution from noncontrolling interest	68	200
Proceeds from exercise of stock options	249	11,793
Other financing activities	385	(37)

Net cash (used in) provided by financing activities	(1,067)	9,870

Effect of change in foreign currency exchange rates on cash and cash equivalents	216	300

Net increase (decrease) in cash and cash equivalents	44,694	(33,585)
Cash and cash equivalents at beginning of period	42,402	84,419

Cash and cash equivalents at end of period	$87,096	$50,834

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT INFORMATION

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Net revenues:
Solutions:
Data Processing	$26,865	$20,299
New Venture	28,994	22,450
Data Library	10,268	15,144

Total	$66,127	$57,893

Systems:
Towed Streamer	$15,804	$17,547
Ocean bottom	3,519	2
Other	17,383	6,411

Total	$36,706	$23,960

Software:
Software Systems	$8,370	$8,427
Services	507	272

Total	$8,877	$8,699

Total	$111,710	$90,552

Gross profit:
Solutions	$18,985	$13,316
Systems	15,812	12,245
Software	6,359	5,578

Total	$41,156	$31,139

Gross margin:
Solutions	29%	23%
Systems	43%	51%
Software	72%	64%

Total	37%	34%

Income from operations:
Solutions	$9,606	$5,812
Systems	8,740	6,080
Software	5,482	4,853
Corporate and other	(12,185)	(10,674)

Income from operations	$11,643	$6,071

Operating margin:
Solutions	15%	10%
Systems	24%	25%
Software	62%	56%
Corporate and other	(11%)	(12%)

Total	10%	7%

Reconciliation of Adjusted EBITDA to Net Income

(Non-GAAP Measure)

(In thousands)

(Unaudited)

Adjusted EBITDA is a non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net income or net income per share calculated under generally accepted accounting principles (GAAP). We believe that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to service our debt. The calculation of Adjusted EBITDA shown below is based upon amounts derived from the Company’s financial statements prepared in conformity with GAAP.

	Three Months Ended March 31,
	2012	2011
Net income	$8,462	$450
Interest expense, net	1,518	1,615
Income tax expense	3,445	147
Depreciation and amortization expense	25,710	27,396
Equity in (earnings) losses of INOVA Geophysical	(2,468)	860

Adjusted EBITDA	$36,667	$30,468

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